Exhibit 10.1

SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

This SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 15, 2014, by and among VIRCO MFG. CORPORATION, a Delaware corporation (“VMC”), VIRCO INC., a Delaware corporation (“Virco”, and together with VMC, “Borrowers” and, each individually, a “Borrower”), the financial institutions from time to time party to the Credit Agreement (as defined below) as lenders (collectively, “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (PNC, in such capacity, “Agent”), with respect to the following:
A.Borrowers, Lenders and Agent have previously entered into that certain Revolving Credit and Security Agreement, dated as of December 22, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).
B.Borrowers have informed Agent that they did not meet the required minimum Fixed Charge Coverage Ratio for the fiscal quarter ending on January 31, 2014 as required under Section 6.5(b) of the Credit Agreement (“FCC Default”) and they did not meet the required minimum EBITDA for the period ending on January 31, 2014 as required under Section 6.5(c) of the Credit Agreement (“Minimum EDITDA Default”). Borrowers have requested that Agent and Lenders waive the FCC Default and the Minimum EBITDA Default.
C.Borrowers have requested that Agent and Lenders extend the maturity of the facility, waive certain financial covenants and make certain other changes to the Credit Agreement. Agent and Lenders are agreeable to the Borrowers’ requests but only on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Loan Documents and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Definitions Incorporated. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Credit Agreement, as amended hereby.
2.Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)The following new definitions are hereby added to Section 1.2 of the Credit Agreement in proper alphabetical order to read as follows:
“‘Seventh Amendment’ means the Seventh Amendment to Revolving Credit and Security Agreement dated as of April 15, 2014 among Borrowers, the Lenders party thereto and Agent.”
“‘Seventh Amendment Date’ means April 15, 2014.”
(b)The following definitions in Section 1.2 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
“‘Inventory Sublimit’ means (a) during the period commencing on January 1 of each fiscal year of VMC and ending on August 31 of such fiscal year, $30,000,000, (b) during the period commencing on September 1 of each fiscal year of VMC and ending on October 31 of such fiscal year, $20,000,000 and (c) during the period commencing on November 1 of each fiscal year of VMC and ending on the last day of December in such fiscal year, $12,500,000.”
“‘Maximum Revolving Advance Amount’ means (a) during the period commencing on March 1 of each fiscal year of VMC and ending on August 31 of such fiscal year, $50,000,000, (b) during the period commencing on September 1 of each fiscal year of VMC and ending on October 31 of such fiscal year, $40,000,000 and (c) during the period commencing on November 1 of each fiscal year of VMC and ending on the last day of February in such fiscal year, $30,000,000.”
(c)The last sentence of Section 4.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“In addition to the foregoing, Agent shall have the right to conduct a desktop or full appraisal, annually, provided that upon the occurrence and continence of an Event of Default, Agent may conduct such additional desktop and full appraisals as it determines.”
(d)Section 6.5(a) of the Credit Agreement is hereby amended and restated to read as follows:
“(a)    Tangible Net Worth. Have as of each fiscal quarter of the Borrowers ending as of the date set forth below a Tangible Net Worth for such fiscal quarter end in an amount not less than the amount set forth opposite such fiscal quarter end:

Fiscal Quarter End	Minimum Tangible Net Worth
January 31, 2014	$22,865,000
April 30, 2014	$19,771,000
July 31, 2014	$26,350,000
October 31, 2014	$30,579,000
January 31, 2015	$25,190,000”

(e)Section 6.5(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the consecutive four fiscal quarter period of the Borrowers ending January 31, 2015 and as of the four fiscal quarter period of the Borrowers ending on January 31 of each year thereafter.”
(f) The text of the table set forth in clause (c) of Section 6.5 of the Credit Agreement with respect to the fiscal periods and minimum EBITDA is hereby amended and restated to read as follows:

“Fiscal Month Period and Fiscal Month End	EBITDA
Fiscal month ending February 2014	Not Measured
Two consecutive fiscal months ending March 2014	Not Measured
Three consecutive fiscal months ending April 2014	$(4,938,000)
Four consecutive fiscal months ending May 2014	Not Measured
Five consecutive fiscal months ending June 2014	Not Measured
Six consecutive fiscal months ending July 2014	$4,420,000
Seven consecutive fiscal months ending August 2014	$9,915,000
Eight consecutive fiscal months ending September 2014	$9,397,000
Nine consecutive fiscal months ending October 2014	$9,818,000
Ten consecutive fiscal months ending November 2014	Not Measured
Eleven consecutive fiscal months ending December 2014	Not Measured
Twelve consecutive fiscal months ending January 2015	$5,512,000”

(g)A new clause (d) is hereby added to Section 6.5 and shall read in its entirety as follows:
“(d)    Setting of Financial Covenants. The financial covenants in this Section 6.5 shall be set on an annual basis thirty days prior to the first day of the first quarter of the fiscal year, based on a forecast provided by Borrowers that is acceptable to Agent.”
(h)Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party, Agent and each Secured Party, shall become effective on the date hereof and shall continue in full force and effect until December 22, 2017 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon not less than sixty (60) days’ nor more than ninety (90) days’ prior written notice upon payment in full of the Obligations (other than Inchoate Obligations). In the event this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) $120,000 if the Early Termination Date occurs on or after the Seventh Amendment Date to and including the date immediately preceding the first anniversary of the Seventh Amendment Date, (y) $60,000 if the Early Termination Date occurs on or after the first anniversary of the Seventh Amendment Date to and including the date immediately preceding the second anniversary of the Seventh Amendment Date, and (z) $30,000 if the Early Termination Date occurs on or after the second anniversary of the Seventh Amendment Date to and including the date that is ninety (90) days prior to the final date of the Term.”
3.Extension Fee. As compensation for the extension of the Term provided in this Amendment, Borrowers shall pay to Agent, in addition to all other fees and charges set forth in the Credit Agreement, a non-refundable extension fee of 0.50% of the commitments of all Lenders as of the Closing Date, which amount is to be paid in two installments of $125,000 each, with one installment due on January 31, 2015 and one installment due on January 31, 2016; provided that if the facility is terminated (a) prior to January 31, 2015, the full extension fee of $250,000 shall be due immediately upon such termination and (b) after January 31, 2015 but prior to January 31, 2016, the outstanding extension fee of $125,000 shall be immediately due upon such termination.
4.Limited Waiver. Agent and Lenders hereby waive the FCC Default and the Minimum EBITDA Default. This waiver shall be narrowly construed and shall neither extend to any other violations under, or default of, the Credit Agreement, including, but not limited to, a violation of the financial covenants set forth in Section 6.5(b) or Section 6.5(c) of the Credit Agreement for any future period of time, nor does this waiver prejudice any rights or remedies which Agent or any Lender may have or be entitled to with respect to such future violation or default.
5.Conditions Precedent. The obligations of Agent and Lenders hereunder, and this Amendment, will be effective on the date (the “Seventh Amendment Effective Date”) of satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Agent:
(a)Representations and Warranties. The representations and warranties contained herein and in the Credit Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, in which case each such representation and warranty shall be true and correct in all material respects as of such specific date;
(b)No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;
(c)Amendment. Borrowers shall have delivered to Agent an executed original of this Amendment;
(d)Company Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment certified by the Secretary or an Assistant Secretary of each Borrower as of the Seventh Amendment Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate; and
(e)Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Agent and its counsel.
6.Representations and Warranties. To induce Lenders and Agent to enter into this Amendment, each Borrower represents and warrants to Lenders and Agent as of the date hereof as follows:
(a)Such Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder. This Amendment has been duly executed and delivered by such Borrower and the Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (i) are within such Borrower’s powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (ii) will not conflict with or violate any law or regulation, or any judgment, order, writ, injunction or decree of any court or Governmental Body, (iii) will not require the Consent of any Governmental Body or any other Person, except those Consents which will have been duly obtained, made or compiled prior to date hereof and which are in full force and effect, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any material agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.
(b)After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct in all material respects except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation and warranty is true and correct in all material respects as of such specific date, and no Default or Event of Default has occurred and is continuing.
7.Reaffirmation. Except as specifically modified by this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect in accordance with their respective terms and are hereby ratified, reaffirmed and confirmed by Borrowers.
8.Confirmation of Capital Expenditures Limit.     Borrowers confirm and acknowledge that pursuant to Section 7.6 of the Credit Agreement, Capital Expenditures for any fiscal year are limited to an aggregate amount, for all Borrowers, of $4,000,000.
9.Events of Default. Any failure to comply with the terms of this Amendment will constitute an Event of Default under the Credit Agreement.
10.Integration. This Amendment, together with the Credit Agreement and the Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
11.Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
12.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or Lenders to amend or otherwise modify any of the provisions of the Credit Agreement and this Amendment shall have no binding force or effect until the Seventh Amendment Effective Date.
13.Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
14.Governing Law. This Amendment is a Loan Document and is governed by the Applicable Law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on, among other things, Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other Applicable Law.
15.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrowers, Lenders, Agent, and all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Agent.
16.Attorneys’ Fees; Costs. Borrowers agree to promptly pay, upon written demand, all reasonable and documented attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled.
17.Jury Trial Waiver. To the extent not prohibited by applicable law, each party to this Amendment hereby expressly waives any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Amendment or any other instrument, document, or agreement executed or delivered in connection herewith, or (b) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Amendment or any other instrument, document, or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise and each party hereto hereby consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury, and that any party to this Amendment may file an original counterpart or a copy of this Section with any court as written evidence of the consents of the parties hereto to the waiver of their right to trial by jury. Without limiting the applicability of any other provision of the Credit Agreement, the terms of Article XII of the Credit Agreement shall apply to this Amendment.
18.Total Agreement. This Amendment, the Credit Agreement, and the other Loan Documents contain the entire understanding among Borrowers, Lenders and Agent and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties, or guarantees not herein contained and hereinafter made have no force and effect unless in writing, signed by Borrowers’ and Agent’s respective officers. Neither this Amendment nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Amendment and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Amendment.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.
VIRCO MFG. CORPORATION,
a Delaware corporation, as a Borrower

By:_____/s/Robert E. Dose_______

Name: Robert E. Dose
Title: Vice President

VIRCO INC.,
a Delaware corporation, as a Borrower

By: _____/s/Robert E. Dose_______

Name: Robert E. Dose
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:_____/s/Jeanette Vandenbergh___
Name:    Jeanette Vandenbergh
Title:     Vice President